Exhibit 99.1


FOR IMMEDIATE RELEASE


                   THE TOPPS COMPANY, INC. REPORTS FISCAL 2006
                              THIRD QUARTER RESULTS

New York, NY, January 5, 2006 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2006 third quarter ended November 26, 2005.

Net sales in the fiscal 2006 third quarter increased 3.6% to $72.8 million compared to $70.3 million last year. Income from operations was a loss of $1.3 million compared to income of $3.4 million last year. Net income before discontinued operations in the fiscal 2006 third quarter was $29,000 versus $2.9 million last year. During the quarter, the Company decided to exit thePit.com business and recognized a $3.7 million after-tax loss from the discontinuation of this operation. Including this charge, net loss for the period was $3.7 million, or $0.09 per diluted share, versus net income of $2.8 million, or $0.07 per diluted share, last year.

Third quarter income from operations was influenced by several one-time events including a favorable legal settlement of $2.3 million (pre-tax and net of third quarter legal fees) related to the Company's WizKids subsidiary. This amount was largely offset by pre-tax charges of approximately $1.3 million as part of a previously disclosed restructuring of the organization and $785,000 related to a one-time accounting adjustment to fixed assets.

In addition to these factors, profitability was impacted by a dramatic slowdown in demand for Entertainment publishing products in Italy, a shift in timing of Italian sports sticker product shipments to the fourth quarter this year from the third quarter last year and lower U.S. Confectionery results for the period.

For the nine months ended November 26, 2005, net sales were even with last year at $226.3 million. Stronger foreign currencies versus the prior year contributed $1.0 million to 2006 nine-month sales. Income from operations was $2.6 million compared to $14.1 million last year. Net income before discontinued operations in the first nine months of fiscal 2006 was $5.9 million versus $10.8 million last year. Including the after-tax loss of $3.8 million from discontinued operations, net income for the nine-month period was $2.1 million, or $0.05 per diluted share, versus $10.5 million, or $0.26 per diluted share, last year. Results for the first nine months of fiscal 2006 reflect the impact of the third quarter items as well as a one-time second quarter tax benefit of approximately $1.6 million. Results for the first nine months of fiscal 2005 included a one-time charge of $1.9 million, or approximately $0.05 per diluted share, incurred in the first quarter related to a European Commission fine.

Confectionery net sales in the fiscal 2006 third quarter decreased 5.5% to $27.4 million from $29.0 million in the prior-year period. Lower U.S. sales of Ring Pop and Push Pop were partially offset by sales increases of Juicy Drop Pop and to a lesser extent, Mega Mouth Spray in Europe, Japan and Latin America. In the fourth quarter, the Company plans to introduce a mini stackable, multi-flavored product extension of Push Pops under the "Jugglers" and "Switch and Stax" brand names in the U.S. and Europe, respectively, as well as a product extension of the Baby Bottle Pop line, entitled "2D Max" in the U.S. and "Double Dunk" in Europe.

Entertainment net sales increased 10.0% to $45.4 million versus $41.3 million in last year's third quarter. Sales of U.S. sports cards increased significantly due to strong football card sales, which the Company believes is the result of fewer competitors in the sports card business, a compelling promotional campaign surrounding the Company's 50th anniversary marketing football products and an exciting rookie class. Gains in U.S. sports cards sales were achieved in the period despite the fact that shipments of new season baseball products were delayed as a result of the Company's recently signed agreement with Major League Baseball Players' Association ("MLBPA") and Major League Baseball Properties ("MLBP"). Additionally, Entertainment sales for the period benefited from the success of WizKids constructible strategy games despite growing market softness in the collectible games segment.

Arthur T. Shorin, Chairman and CEO, commented, "Results for the third quarter are clearly disappointing, and I anticipate the fourth quarter to be modestly profitable, albeit ahead of last year. That said, we are optimistic about our prospects for fiscal 2007 based on the progress we have made with previously disclosed initiatives now underway."

At November 26, 2005, the Company had $92.4 million in cash and short-term investments and no debt. During the third quarter, the Company paid its regular quarterly cash dividend to shareholders of $0.04 per share. In addition, Topps repurchased 342,000 shares of stock under their 10b5-1 program which began in the middle of the third fiscal quarter as well as an additional 88,000 shares of stock totaling 430,000 shares for the period.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                 (Tables Follow)


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


                   THE TOPPS COMPANY, INC. REPORTS FISCAL 2005


                    THE TOPPS COMPANY, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (amounts in thousands, except share data)

                                                       (Unaudited)              (Unaudited)
                                                  Thirteen weeks ended     Thirty-nine weeks ended
                                                  November     November    November      November
                                                  26, 2005     27, 2004    26, 2005      27, 2004
                                                  --------     --------     --------      -------
Net Sales                                       $   72,808   $   70,278   $  226,328   $  226,275
Cost of sales                                       51,502       46,657      149,001      142,724
                                                  --------     --------     --------     --------
   Gross profit on sales                            21,306       23,621       77,327       83,551

Other income (expense)                                 437          (54)       1,582          790
Selling, general and administrative expenses        23,044       20,200       76,325       70,282
                                                  --------     --------     --------     --------
   (Loss) income from operations                    (1,301)       3,367        2,584       14,059

Interest income, net                                 1,044          883        2,581        1,924
                                                  --------     --------     --------     --------
(Loss) income before provision for income taxes       (257)       4,250        5,165       15,983

(Benefit) provision for income taxes                (  286)       1,377         (716)       5,211
                                                  --------     --------     --------     --------
   Net income from continuing operations                29        2,873        5,881       10,772

Loss from discontinued operations - net of tax      (3,691)       (  82)      (3,809)        ( 224)
                                                  --------     --------     --------     --------
   Net (loss) income                             $  (3,662)   $   2,791    $   2,072    $  10,548
                                                  ========     ========     ========     ========

Basic net income per share
  -From continuing operations                         0.00         0.07         0.15         0.27
  -After discontinued operations                     (0.09)        0.07         0.05         0.26

Diluted net income per share
  -From continuing operations                         0.00         0.07         0.14         0.26
  -After discontinued operations                     (0.09)        0.07         0.05         0.26



Weighted average shares outstanding - Basic     40,464,000   40,412,000   40,477,000   40,482,000
Weighted average shares outstanding - Diluted   41,139,000   41,253,000   41,315,000   41,280,000


                            THE TOPPS COMPANY, INC.
                     CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             (Amounts in Thousands)



                                                   As of           As of
                                                 November        February
                                                 26, 2005        26, 2005
                                                 --------        --------

Cash and Equivalents                            $  31,854       $  36,442
Investments                                        60,593          69,955
Working Capital                                   133,875         138,146
Net Property, Plant and Equipment                  11,298          12,553
Total Assets                                      274,096         290,411
Shareholders' Equity                              210,178         219,189



                                                 SEGMENT INFORMATION
                                                (Amounts in Thousands)

                                                  Thirteen weeks ended      Thirty-nine weeks ended
                                                  November     November      November    November
                                                  26, 2005     27, 2004      26, 2005    27, 2004
                                                  --------     --------      --------    --------
Net Sales
---------
Confectionery                                   $   27,397   $   28,992   $  113,684   $  113,181
Entertainment Products                              45,411       41,286      112,644      113,094
                                                  --------     --------     --------     --------
Total                                           $   72,808   $   70,278   $  226,328   $  226,275
                                                  ========     ========     ========     ========
Contributed Margin
------------------
Confectionery                                   $    7,464   $    8,885   $   33,371   $   37,664
Entertainment Products                               9,681       12,883       27,943       35,174
                                                  --------     --------     --------     --------
Total                                           $   17,145   $   21,768   $   61,314   $   72,838
                                                  ========     ========     ========     ========


Reconciliation of Contributed Margin
to Income Before Provision for Taxes:
-------------------------------------

Total Contributed Margin                        $   17,145   $   21,768    $  61,314   $   72,838
Unallocated General and Administrative
  Expenses and Manufacturing Overhead              (16,870)     (16,791)     (55,447)     (54,852)
Depreciation & Amortization                        ( 2,013)     ( 1,556)     ( 4,865)     ( 4,717)
Other Income (Expense)                                 437         ( 54)       1,582          790
                                                  --------     --------     --------     --------
(Loss) Income from Operations                      ( 1,301)       3,367        2,584       14,059
Interest Income, Net                                 1,044          883        2,581        1,924
                                                  --------     --------     --------     --------
(Loss) Income before Provision for Income Taxes  $ (   257)  $    4,250    $  5,165    $   15,983
                                                  ========     ========     ========     ========